Exhibit 99.1
Contact: Dan Cravens
480-693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS REPORTS RECORD THIRD QUARTER PROFIT
Highlights of US Airways Group, Inc.’s (the Company) third quarter results:
•	The Company reported a net profit for the third quarter 2010 of $240 million, or $1.22 per diluted share. This is the highest third quarter net profit in the Company’s history.

•	Excluding special items, the Company reported a net profit of $243 million, or $1.23 per diluted share, for the third quarter 2010.

•	The Company recorded $25 million during the quarter for its employee profit sharing program. Year-to-date, the Company has recorded $43 million. In addition, employees earned $7 million during the quarter and $16 million year-to-date for operational incentive payouts related to the Company’s industry-leading operational performance.

•	The Company’s total cash and investments balance on Sept. 30, 2010 was $2.4 billion, of which $389 million was restricted, up from $2.0 billion, of which $530 million was restricted on Sept. 30, 2009.
TEMPE, Ariz., Oct. 20, 2010 — US Airways Group, Inc. (NYSE: LCC) today reported its third quarter financial results. On a GAAP basis, the Company reported a net profit of $240 million for its third quarter 2010, or $1.22 per diluted share, compared to a net loss of ($80) million, or ($0.60) per share, for the same period in 2009. The $240 million net profit is the highest third quarter net profit in the Company’s history.
Excluding special items of $3 million, net profit for the third quarter 2010 was $243 million, or $1.23 per diluted share. Net loss excluding special items for the third quarter 2009 was ($110) million, or ($0.83) per share.
See the accompanying notes in the Financial Tables section of this press release for a reconciliation of GAAP financial information to non-GAAP financial information.
US Airways Group, Inc. Chairman and CEO Doug Parker stated, “Reporting a record third quarter profit speaks volumes about the efforts of our 31,000 team members. The past three years have been extremely challenging, and our response has been swift and decisive. We have returned US Airways to profitability and a leading position among our peers in financial and operational metrics by reducing capacity, realigning our network to focus on our primary assets, maintaining cost discipline, increasing ancillary revenues, and establishing industry-leading operational reliability.

“We’re particularly pleased with our team’s continued dedication to customer service. US Airways’ operation is running more efficiently than at any time in our company’s history. The Company ranked first among the five largest network carriers in baggage handling for the months of July and August as measured by the U.S. Department of Transportation (DOT). This trend continued in September when we set an all-time Company record for baggage handling.
“We are very proud of our team, and recently announced we will recall approximately 300 pilots and flight attendants from furlough status, which will supplement our international flying in 2011 and accommodate normal attrition. Upon exhausting our flight attendant furlough list later this year, we anticipate hiring new hire flight attendants in early 2011. Our third quarter results also include an accrual of $25 million for our profit sharing program, and $7 million for operational incentive payouts, bringing the total amount earned in 2010 through these programs to nearly $60 million.”
Revenue and Cost Comparisons
A modestly improving economy and continued industry capacity discipline led to improved revenue performance. Total revenues in the third quarter were up 16.9 percent versus the third quarter of 2009 on a 1.6 percent increase in total available seat miles (ASMs). Total revenue per available seat mile was 13.90 cents, up 15.0 percent versus the same period last year driven by a 13.6 percent increase in passenger yields and an increase in passenger load factor from 82.6 percent to 83.1 percent.
Outstanding operating reliability and continued cost diligence allowed the Company to keep costs in check despite rising fuel prices. Total operating expenses in the third quarter were up 5.6 percent over the same period last year due primarily to a 16.7 percent increase in fuel expense. Mainline cost per available seat mile (CASM) was 11.34 cents, up 3.1 percent. Excluding fuel and special items, mainline CASM was flat as compared to the same period last year at 8.06 cents, and excluding fuel, special items and profit sharing, mainline CASM actually decreased 1.6 percent to 7.93 cents. Express CASM excluding fuel was 13.32 cents, up 4.4 percent on a 1.5 percent decline in ASMs.
Liquidity
During the third quarter, the Company purchased approximately $69 million aggregate principal amount of its 7 percent senior convertible notes due 2020, at a price of $1,000 per $1,000 of principal amount. After giving effect to the purchase of the tendered notes, approximately $5 million principal amount of the notes remain outstanding.
As of Sept. 30, 2010, the Company had approximately $2.4 billion in total cash and investments, of which $389 million was restricted, up from $2.0 billion of which $530 million was restricted on Sept. 30, 2009.

Business Outlook
Parker continued, “Looking forward, our plan is simple: Continue to take care of our customers by delivering superior operational results; maintain capacity discipline; aggressively manage our costs; and focus our assets in the markets that produce the best financial results for our airline.”
Other Notable Accomplishments
•	Announced daily, nonstop seasonal summer service from Charlotte Douglas International Airport to Madrid, Spain and to Dublin, Ireland, which will begin in May 2011. The new flights complement US Airways’ daily, nonstop year-round service to both destinations from Philadelphia, the airline’s international gateway.
•	Announced new service to seven cities and increased service to three existing markets from New York’s LaGuardia Airport, effective Oct. 31. The new and expanded service will be operated by US Airways Express partners Air Wisconsin, Chautauqua Airlines, Piedmont Airlines, PSA Airlines and Republic Airways.
•	Announced a new bilateral codeshare agreement with Star Alliance partner, Turkish Airlines. US Airways customers will have access to Istanbul, Turkey via Turkish Airlines service from Frankfurt, Munich and Zurich and will gain access to four new destinations including Adana, Izmir, Antalya and Ankara, Turkey via Istanbul. Nonstop travel options to Istanbul are also available for US Airways customers via Turkish Airlines service at New York’s John F. Kennedy International Airport and Chicago O’Hare International Airport.
•	Launched FastPathSM — an expedited airport experience for customers traveling between Boston and Philadelphia. FastPath features dedicated facilities for curbside check-in and bag drop, ticket counter check-in, security checkpoint lanes, departure gates and baggage claim carousels.
•	Received distinction as one of the 50 best companies for Latinas by LATINA Style magazine for 2010. US Airways was the only airline included among the top 50 companies. Also during the quarter, the Company received distinction as one of “Best Places to Work” and earned a 100 percent rating on the Human Rights Campaign’s Corporate Equality Index, which measures companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. This is the sixth year in a row the airline has achieved a perfect score.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1:00 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the Company Info >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Nov. 20, 2010.
Investor Guidance
The Company will provide its investor relations guidance on its Web site (www.usairways.com) immediately following its 1:00 p.m. EDT conference call. The Company typically provides guidance related to cost per available seat mile (CASM) excluding fuel, special items and profit sharing, fuel prices and hedging positions, other revenues and estimated interest expense/income on its investor relations update page on its web site. This update will also include the airline’s capacity, fleet plan, and estimated capital spending for 2010.

About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,100 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 31,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 21,200 daily flights to 1,172 airports in 181 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained or referred to herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding, among others, the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance and liquidity position of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of significant operating losses in the future; downturns in economic conditions and their impact on passenger demand and related revenues; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the impact of the price and availability of fuel and significant disruptions in the supply of aircraft fuel; the Company’s high level of fixed obligations and its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments; any failure to comply with the liquidity covenants contained in the Company’s financing arrangements; provisions in the Company’s credit card processing and other commercial agreements that may affect its liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; the Company’s inability to maintain labor costs at competitive levels; the Company’s reliance on third party regional operators or third party service providers; the Company’s reliance on automated systems and the impact of any failure or disruption of these systems; the impact of changes to the Company’s business model; competitive practices in the industry, including the impact of industry consolidation; the loss of key personnel or the Company’s ability to attract and retain qualified personnel; the impact of conflicts overseas or terrorist attacks, and the impact of ongoing security concerns; changes in government legislation and regulation; the Company’s ability to operate and grow its route network; the impact of environmental laws and regulations; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft or the aircraft of its regional operators; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; the impact of weather conditions and seasonality of airline travel; the impact of possible future increases in insurance costs and disruptions to insurance markets; the impact of global events that affect travel behavior, such as an outbreak of a contagious disease; the impact of foreign currency exchange rate fluctuations; the Company’s ability to use NOLs and certain other tax attributes; and other risks and uncertainties listed from time to time in the Company’s reports to and filings with the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended September 30, 2010 and in the Company’s other filings with the SEC, which are available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended			9 Months Ended
	September 30,		Percent	September 30,		Percent
	2010	2009	Change	2010	2009	Change

Operating revenues:
Mainline passenger	$2,066	$1,757	17.6	$5,800	$5,092	13.9
Express passenger	746	662	12.7	2,114	1,856	13.9
Cargo	37	23	60.5	107	67	58.7
Other	330	277	19.3	980	817	19.9

Total operating revenues	3,179	2,719	16.9	9,001	7,832	14.9

Operating expenses:
Aircraft fuel and related taxes	625	534	17.0	1,775	1,353	31.3
Loss (gain) on fuel hedging instruments, net:
Realized	—	50	nm	—	382	nm
Unrealized	—	(48)	nm	—	(375)	nm
Salaries and related costs	579	553	4.7	1,708	1,653	3.3
Express expenses:
Fuel	197	171	15.5	562	438	28.3
Other	497	483	2.9	1,465	1,444	1.4
Aircraft rent	168	171	(1.8)	508	523	(2.9)
Aircraft maintenance	160	174	(8.1)	479	532	(10.1)
Other rent and landing fees	143	148	(3.4)	413	422	(2.1)
Selling expenses	118	99	18.8	320	291	9.8
Special items, net	3	15	(82.0)	(1)	22	nm
Depreciation and amortization	65	63	3.2	189	185	2.3
Other	309	300	3.3	907	859	5.7

Total operating expenses	2,864	2,713	5.6	8,325	7,729	7.7

Operating income	315	6	nm	676	103	nm

Nonoperating income (expense):
Interest income	2	5	(53.2)	11	17	(36.9)
Interest expense, net	(83)	(81)	2.9	(252)	(229)	9.8
Other, net	7	(10)	nm	41	(16)	nm

Total nonoperating expense, net	(74)	(86)	(13.9)	(200)	(228)	(12.2)

Income (loss) before income taxes	241	(80)	nm	476	(125)	nm

Income tax provision	1	—	nm	1	—	nm

Net income (loss)	$240	$(80)	nm	$475	$(125)	nm

Earnings (loss) per common share
Basic	$1.49	$(0.60)		$2.94	$(1.01)

Diluted	$1.22	$(0.60)		$2.45	$(1.01)

Shares used for computation (in thousands):
Basic	161,464	132,985		161,290	123,632

Diluted	204,535	132,985		200,775	123,632

US Airways Group, Inc.
Operating Statistics

	3 Months Ended				9 Months Ended
	September 30,		Percent		September 30,		Percent
	2010	2009	Change		2010	2009	Change

Mainline
Revenue passenger miles (millions)	16,159	15,719	2.8		44,742	44,553	0.4
Available seat miles (ASM) (millions)	19,143	18,718	2.3		54,162	54,007	0.3
Passenger load factor (percent)	84.4	84.0	0.4	pts	82.6	82.5	0.1	pts
Yield (cents)	12.79	11.18	14.4		12.96	11.43	13.4
Passenger revenue per ASM (cents)	10.79	9.39	15.0		10.71	9.43	13.6

Passenger enplanements (thousands)	13,487	13,049	3.4		38,853	38,899	(0.1)
Departures (thousands)	115	115	—		337	350	(3.7)
Aircraft at end of period	339	348	(2.6)		339	348	(2.6)

Block hours (thousands)	311	313	(0.8)		902	934	(3.4)
Average stage length (miles)	1,014	1,013	0.1		990	977	1.3
Average passenger journey (miles)	1,779	1,766	0.7		1,697	1,650	2.8
Fuel consumption (gallons in millions)	288	282	2.2		811	818	(0.8)
Average aircraft fuel price including related taxes (dollars per gallon)	2.17	1.89	14.6		2.19	1.65	32.4
Average aircraft fuel price including related taxes and realized loss on fuel hedging instruments, net (dollars per gallon)	2.17	2.07	4.7		2.19	2.12	3.2
Full-time equivalent employees at end of period	30,455	31,592	(3.6)		30,455	31,592	(3.6)

Operating cost per ASM (cents)	11.34	11.00	3.1		11.63	10.82	7.4
Operating cost per ASM excluding special items (cents)	11.32	11.18	1.3		11.63	11.48	1.3
Operating cost per ASM excluding special items and fuel (cents)	8.06	8.06	—		8.35	8.27	1.0
Operating cost per ASM excluding special items, fuel and profit sharing (cents)	7.93	8.06	(1.6)		8.27	8.27	—

Express*
Revenue passenger miles (millions)	2,858	2,873	(0.5)		7,906	8,055	(1.9)
Available seat miles (millions)	3,729	3,785	(1.5)		10,639	10,917	(2.5)
Passenger load factor (percent)	76.6	75.9	0.7	pts	74.3	73.8	0.5	pts
Yield (cents)	26.11	23.06	13.2		26.74	23.04	16.1
Passenger revenue per ASM (cents)	20.01	17.50	14.3		19.87	17.00	16.9

Passenger enplanements (thousands)	7,381	7,235	2.0		20,589	20,264	1.6
Aircraft at end of period	281	288	(2.4)		281	288	(2.4)
Fuel consumption (gallons in millions)	88	89	(0.1)		251	256	(2.0)
Average aircraft fuel price including related taxes (dollars per gallon)	2.23	1.93	15.6		2.24	1.71	30.9

Operating cost per ASM (cents)	18.61	17.27	7.8		19.05	17.24	10.5
Operating cost per ASM excluding special items (cents)	18.61	17.27	7.8		19.06	17.24	10.6
Operating cost per ASM excluding special items and fuel (cents)	13.32	12.76	4.4		13.78	13.23	4.2

Total Mainline & Express
Revenue passenger miles (millions)	19,017	18,592	2.3		52,648	52,608	0.1
Available seat miles (millions)	22,872	22,503	1.6		64,801	64,924	(0.2)
Passenger load factor (percent)	83.1	82.6	0.5	pts	81.2	81.0	0.2	pts
Yield (cents)	14.79	13.01	13.6		15.03	13.21	13.8
Passenger revenue per ASM (cents)	12.30	10.75	14.4		12.21	10.70	14.1
Total revenue per ASM (cents)	13.90	12.08	15.0		13.89	12.06	15.1
Passenger enplanements (thousands)	20,868	20,284	2.9		59,442	59,163	0.5
Aircraft at end of period	620	636	(2.5)		620	636	(2.5)
Fuel consumption (gallons in millions)	376	371	1.6		1,062	1,074	(1.1)
Average aircraft fuel price including related taxes (dollars per gallon)	2.18	1.90	14.8		2.20	1.67	32.0
Operating cost per ASM (cents)	12.52	12.06	3.9		12.85	11.90	7.9

*
Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, as well as operating and financial results from capacity purchase agreements with Republic Airlines, Mesa Airlines, Air Wisconsin Airlines and Chautauqua Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items and profit sharing, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline and Express CASM excluding fuel is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control. Management uses mainline and Express CASM excluding special items, fuel and profit sharing to evaluate the Company’s operating performance.

	3 Months Ended		9 Months Ended
	September 30,		September 30,
Reconciliation of Net Income (Loss) Excluding Special Items	2010	2009	2010	2009
	(In millions, except share		(In millions, except share
	and per share amounts)		and per share amounts)

Net income (loss) as reported	$240	$(80)	$475	$(125)

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	(48)	—	(375)
Special items, net (2)	3	15	(1)	22
Express operating special items, net (3)	—	—	(1)	—
Nonoperating special items, net (4)	—	3	(53)	12

Net income (loss) as adjusted for special items	$243	$(110)	$420	$(466)

	3 Months Ended		9 Months Ended
Reconciliation of Basic and Diluted Earnings (Loss) Per Share	September 30,		September 30,
As Adjusted for Special Items	2010	2009	2010	2009

Net income (loss) as adjusted for special items	$243	$(110)	$420	$(466)

Shares used for computation (in thousands):
Basic	161,464	132,985	161,290	123,632

Diluted	204,535	132,985	200,775	123,632

Earnings (loss) per share as adjusted for special items:
Basic	$1.50	$(0.83)	$2.60	$(3.77)

Diluted (5)	$1.23	$(0.83)	$2.17	$(3.77)

	3 Months Ended		9 Months Ended
Reconciliation of Operating Income (Loss) Excluding Special	September 30,		September 30,
Items	2010	2009	2010	2009

Operating income as reported	$315	$6	$676	$103

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	(48)	—	(375)
Special items, net (2)	3	15	(1)	22
Express operating special items, net (3)	—	—	(1)	—

Operating income (loss) as adjusted for special items	$318	$(27)	$674	$(250)

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

	3 Months Ended		9 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	September 30,		September 30,
Items, Fuel and Profit Sharing — Mainline only	2010	2009	2010	2009

Total operating expenses	$2,864	$2,713	$8,325	$7,729
Less Express expenses:
Fuel	(197)	(171)	(562)	(438)
Other	(497)	(483)	(1,465)	(1,444)

Total mainline operating expenses	2,170	2,059	6,298	5,847

Special items:
Unrealized gain on fuel hedging instruments, net (1)	—	48	—	375
Special items, net (2)	(3)	(15)	1	(22)

Mainline operating expenses, excluding special items	2,167	2,092	6,299	6,200

Fuel:
Aircraft fuel and related taxes	(625)	(534)	(1,775)	(1,353)
Realized loss on fuel hedging instruments, net (6)	—	(50)	—	(382)

Mainline operating expenses, excluding special items and fuel	1,542	1,508	4,524	4,465

Profit sharing	(25)	—	(43)	—

Mainline operating expenses, excluding special items, fuel and profit sharing	$1,517	$1,508	$4,481	$4,465

(In cents)
Mainline operating expenses per ASM	$11.34	$11.00	$11.63	$10.82

Special items per ASM:
Unrealized gain on fuel hedging instruments, net (1)	—	0.26	—	0.69
Special items, net (2)	(0.01)	(0.08)	—	(0.04)

Mainline operating expenses per ASM, excluding special items	11.32	11.18	11.63	11.48

Fuel per ASM:
Aircraft fuel and related taxes	(3.26)	(2.85)	(3.28)	(2.50)
Realized loss on fuel hedging instruments, net (6)	—	(0.27)	—	(0.71)

Mainline operating expenses per ASM, excluding special items and fuel	8.06	8.06	8.35	8.27

Profit sharing per ASM	(0.13)	—	(0.08)	—

Mainline operating expenses per ASM, excluding special items, fuel and profit sharing	$7.93	$8.06	$8.27	$8.27

	3 Months Ended		9 Months Ended
Reconciliation of Operating Cost per ASM Excluding Special	September 30,		September 30,
Items and Fuel — Express only	2010	2009	2010	2009

Total Express operating expenses	$694	$654	$2,027	$1,882
Special items:
Express operating special items, net (3)	—	—	1	—

Express operating expenses, excluding special items	694	654	2,028	1,882

Aircraft fuel and related taxes	(197)	(171)	(562)	(438)

Express operating expenses, excluding special items and fuel	$497	$483	$1,466	$1,444

(In cents)
Express operating expenses per ASM	$18.61	$17.27	$19.05	$17.24

Special items per ASM:
Express operating special items, net (3)	—	—	0.01	—

Express operating expenses per ASM, excluding special items	18.61	17.27	19.06	17.24

Aircraft fuel and related taxes	(5.29)	(4.51)	(5.28)	(4.01)

Express operating expenses per ASM, excluding special items and fuel	$13.32	$12.76	$13.78	$13.23

Note: Amounts may not recalculate due to rounding.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
FOOTNOTES:

1)	The 2009 third quarter and nine month periods included $48 million and $375 million of net unrealized gains, respectively, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments. These unrealized gains were due primarily to the reversal of unrealized losses recognized in prior periods as hedge transactions settled in the 2009 period.

2)	The 2010 third quarter included $3 million in other net special charges. The 2010 nine month period included a $16 million refund of Aviation Security Infrastructure Fees (“ASIF”) paid to the Transportation Security Administration (“TSA”) during the years 2005 to 2009, offset by other net special charges of $10 million, which included a settlement and corporate transaction costs, and $5 million in aircraft costs as a result of previously announced capacity reductions. The 2009 third quarter included $10 million in aircraft costs as a result of capacity reductions and $5 million in severance and other charges. The 2009 nine month period included $16 million in aircraft costs as a result of capacity reductions and $6 million in severance and other charges.

3)	The 2010 nine month period included a $1 million refund for our Express subsidiaries of ASIF paid to the TSA during the years 2005 to 2009.

4)	The 2010 nine month period included $53 million of net realized gains related to the sale of certain investments in auction rate securities. The 2009 third quarter included a $3 million other-than-temporary non-cash impairment charge for investments in auction rate securities. The 2009 nine month period included $10 million in other-than-temporary non-cash impairment charges for investments in auction rate securities and a $2 million non-cash asset impairment charge.

5)	The 2010 third quarter diluted EPS excludes $9 million of interest, net of profit sharing, related to the Company’s 7.25% and 7% convertible notes. The 2010 nine month period diluted EPS excludes $17 million of interest, net of profit sharing, related to the Company’s 7.25% convertible notes.

6)	The 2009 third quarter and nine month periods included $50 million and $382 million of net realized losses, respectively, on settled fuel hedge transactions.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2010	December 31, 2009
Assets

Current assets
Cash, cash equivalents and investments in marketable securities	$1,940	$1,299
Accounts receivable, net	371	285
Materials and supplies, net	223	227
Prepaid expenses and other	538	520

Total current assets	3,072	2,331

Property and equipment
Flight equipment	4,105	3,852
Ground property and equipment	824	883
Less accumulated depreciation and amortization	(1,250)	(1,151)

	3,679	3,584
Equipment purchase deposits	91	112

Total property and equipment	3,770	3,696

Other assets
Other intangibles, net	483	503
Restricted cash	389	480
Investments in marketable securities	59	203
Other assets	233	241

Total other assets	1,164	1,427

Total assets	$8,006	$7,454

Liabilities and Stockholders’ Equity (Deficit)

Current liabilities
Current maturities of debt and capital leases	$441	$502
Accounts payable	372	337
Air traffic liability	1,036	778
Accrued compensation and vacation	256	178
Accrued taxes	154	141
Other accrued expenses	790	853

Total current liabilities	3,049	2,789

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	3,987	4,024
Deferred gains and credits, net	342	377
Employee benefit liabilities and other	554	619

Total noncurrent liabilities and deferred credits	4,883	5,020

Stockholders’ equity (deficit)
Common stock	2	2
Additional paid-in capital	2,117	2,107
Accumulated other comprehensive income	34	90
Accumulated deficit	(2,066)	(2,541)
Treasury stock	(13)	(13)

Total stockholders’ equity (deficit)	74	(355)

Total liabilities and stockholders’ equity (deficit)	$8,006	$7,454